EXHIBIT C

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a Schedule 13D (including amendments thereto) relating to the beneficial ownership of common stock of Vertical Health Solutions, Inc., and further agree that this Joint Filing Agreement be included as an exhibit to such joint filing.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH

Dated: May 18, 2011	By:	/s/ Sherry L. Hubert
	Name:	Sherry L. Hubert
	Title:	Assistant Secretary

MAYO CLINIC

By:	/s/ Sherry L. Hubert
Name:	Sherry L. Hubert
Title:	Assistant Secretary